Exhibit 99.1
ALLIED HEALTHCARE INTERNATIONAL INC. ACQUIRES
SHAREHOLDING IN HOMECARE INDEPENDENT LIVING GROUP
Transaction provides Allied with access to new and growing Northern Ireland and Republic of Ireland markets
NEW YORK — May 16, 2010 — Allied Healthcare International Inc. (NASDAQ: AHCI; AIM: AHI) (“Allied” or the “Company”), a leading provider of flexible healthcare staffing services in the United Kingdom, announced today that its UK subsidiary, Allied Healthcare Group Limited, has acquired a shareholding in a group of businesses commonly known as Homecare Independent Living Group (“Homecare”).
The Homecare business, with over 620 staff members, is a leading provider of social care to the elderly, physically disabled and mentally disabled with four operating divisions in Northern Ireland and an increasing presence in the Republic of Ireland (Eire). The transaction will provide Allied with a market-leading position in Northern Ireland as well as a strategic footprint in the Republic of Ireland market. Both are new territories for the Company with strong growth potential. Allied expects this acquisition to be earnings enhancing. Further, the two vendors of Homecare (the “Vendors”) will remain in their existing roles as directors of the Homecare business to be joined by directors appointed by Allied to this business.
Since its formation in 1994, Homecare has built a market-leading domiciliary care business, in partnership with all five Health and Social Care Trusts in Northern Ireland as well as the Health Service Executive in Eire. It also operates three specialist divisions. The Housing and Support Services divisions provide fully furnished temporary housing and tailored support to vulnerable members of the community in line with the U.K. Government’s policy of supporting people in their local communities. The recently added Peripatetic Services division combines domiciliary care, housing and support for individuals with a high complexity of need. These specialist services are not currently provided by Allied in its home market and the transaction offers the opportunity for the Company to capitalize on Homecare’s experience.
Allied has acquired a 50.1% shareholding in L&B (No. 182) Limited, the holding company of the five entities that make up the Homecare business, from the Vendors for a consideration of £3.9 million ($5.8 million). Such consideration may be adjusted based on the final value of the net assets. This was funded through Allied’s cash on hand. In addition, Allied has also entered into call option agreements giving Allied the right to buy the remaining shares between March 2013 and March 2020. The Vendors have also entered into put option agreements giving the Vendors the right to sell the remaining shares between March 2011 and March 2020. The maximum amount payable by Allied for 100% of the Homecare business will be £11.2 million ($16.5 million) during this period and is subject to Homecare achieving certain annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets. It is anticipated that the purchase of the additional shareholdings in L&B (No.182) Limited will be funded through cash on hand.

Sandy Young, Chief Executive Officer of Allied, commented, “Where Great Britain has outsourced approximately 80% of home care services to the independent sector, Northern Ireland and Eire are at approximately 50% and 5%, respectively. We see these markets following the same trends of outsourcing and rapidly aging populations as we have seen in Great Britain and, therefore, they are of great strategic value to Allied. Furthermore, Homecare is a well-respected and established business with an excellent platform for future growth across the region. I am delighted to welcome Homecare’s employees into the Allied Healthcare Group and we look forward to working closely with the existing directors to realize our shared vision for growth and quality of care over the coming years.”
The Directors of Homecare said, “This is an exciting milestone in our business growth strategy and believe Allied to be the right team to grow this business with. We view this as a major vote of confidence in the Northern Ireland and Republic of Ireland economies and expect this to create new local job opportunities. It gives Homecare the financial strength to both expand our services in Northern Ireland as well as put into action our plans to aggressively grow our presence in the underdeveloped and high potential private care market in the Republic of Ireland.”
The following disclosure is made pursuant to the AIM rules. The unaudited statutory accounts of the five entities that make up the Homecare business for the year ended March 31, 2009 showed aggregated revenues of £9.4 million ($13.9 million), profit before tax of £0.3 million ($0.4 million) and net assets of approximately £0.2 million ($0.3 million) at March 31, 2009.
ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of over 110 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals. For more news and information please visit: www.alliedhealthcare.com. For more information on the Homecare business please visit: www.homecareindependentliving.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 17 8581 0600
Or
Piper Jaffray Ltd. (Nominated Adviser)
Matthew Flower
Rupert Winckler
+44 20 3142 8700
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1200
sherry.bertner@icrinc.com